Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Mevion Medical Systems, Inc. of our report dated June 10, 2014, relating to our audit of the consolidated financial statements as of and for the year ended September 30, 2013, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the captions “Experts” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in such Prospectus.

/s/ McGladrey LLP

McGladrey LLP

Boston, Massachusetts

September 11, 2014